EXHIBIT 10.27

EFFECTIVE DECEMBER 19, 2008

AMENDED AND RESTATED
GERON CORPORATION
SEVERANCE PLAN
(AND SUMMARY PLAN DESCRIPTION)

     This Severance Plan (the “Plan”) sets forth the severance benefits available to Covered Employees of Geron Corporation (together with any successor to substantially all of its business, stock or assets, the “Company”) in the event of a transaction resulting in a Change of Control (as defined below).

     The Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document is also the summary plan description of the Plan. References in the Plan to “You” or “Your” are references to an employee of the Company.

     1. General Eligibility. You shall only be eligible for benefits under this Plan if, immediately prior to a Triggering Event, you are an employee of the Company (a “Covered Employee”).

     2. Enhanced Severance. Upon a Triggering Event following a Change of Control (as described in Section 13(c)(ii), (iii) or (iv) below), you shall receive a severance payment equal to the amount of your base salary for a severance period that is determined based on your position with the Company immediately before such Triggering Event pursuant to the following schedule, provided that the Triggering Event constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”):

Covered Position	Severance Period
CEO	18 months
Group President, Executive Vice	15 months
President, Senior Vice President, Chief
Financial Officer, Chief Scientific
Officer, and other named officers
Vice President, Executive Director	12 months
Senior Director, Director, Associate	6 months
Director
Senior Scientist/Scientist,	3 months
Manager, Associate, other Staff

     3. Payment and Other Terms.

          (a) All severance payments under this Plan shall be made in a lump-sum and be reduced by any applicable taxes or any other amounts required to be paid or withheld by the Company. Such payments shall be made sixty (60) days following the applicable Triggering Event. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due under the Plan shall be paid as otherwise provided herein.

          (b) The Company will pay all premiums required for continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) through the earlier of the end of your enhanced severance period as specified in Section 2 or when you obtain other employment offering health care coverage.

          (c) The receipt of any severance pursuant to this Section 3 will be subject to your signing (or, in the event of your death, your estate or beneficiaries signing) a general release of all claims against the Company and its affiliates in a form acceptable to the Company, within fifty (50) days following the termination of employment which constitutes the Triggering Event, and subsequently not revoking such release within any period permitted under applicable law. No severance pursuant to Section 3 will be paid or provided until the general release of claims becomes effective and irrevocable.

     4. Effective Date of Plan/Amendment. This Plan shall be effective as of January 21, 2003. The Board shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason), provided that no such amendment or termination shall be effective with respect to a Triggering Event that occurred prior to the amendment or termination.

     5. Claims Procedures.

          (a) Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

          (b) If any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

          (c) A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).

          (d) The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix A), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

     6. Plan Administration.

          (a) The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

          (b) All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

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          (c) If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

          (d) No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any employee, for example, that the employee will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

          (e) This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

     7. Superseding Plan. As of January 21, 2003, this Plan (i) shall be the only plan with respect to which benefits may be provided to you upon a Change of Control and (ii) shall supersede any other plan (other than the 1992 Stock Option Plan and the 2002 Equity Incentive Plan and any option agreements thereunder) previously adopted by the Company with respect to a transaction resulting in a Change of Control; provided, however, that this Plan shall not supersede any employment agreement or other similar agreement entered into between an individual and the Company, and provided, further, that payments under any such employment agreement or other similar agreement shall be reduced by the amount of severance or other cash compensation, if any, payable under this Plan.

     8. Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.

     9. No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than covered employees and the Company.

     10. Governing Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of California, excluding any that mandate the use of another jurisdiction’s laws, shall apply.

     11. Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

     12. Section 409A. To the extent applicable, this Plan shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to you under Section 409A of the Code and related Department of Department of Treasury guidance, to the extent permitted under Section 409A of the Code, the Company may, to the extent permitted under Section 409A of the Code (a) cooperate in good faith to adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, preserve the economic benefits of this Plan and avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes under such section.

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     13. Definitions. For purposes of this Plan, the following terms shall have the following meanings:

          (a) “Cause” shall mean any of the following:

               (i) your continued failure to satisfactorily perform your duties to the Company (other than as a result of your total or partial incapacity due to physical or mental illness);

               (ii) any willful act or omission by you constituting dishonesty, fraud or other malfeasance against the Company;

               (iii) your conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

               (iv) your debarment by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, or other ineligibility under any law or regulation to perform your duties to the Company; or

               (v) your breach of any of the material policies of the Company including without limitation being under the influence of illicit drugs or alcohol at work or on the Company’s premises.

          (b) “Change of Control” shall mean the occurrence of any of the following:

               (i) as a result of any merger or consolidation, the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 49% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

               (ii) during any period of twenty four consecutive calendar months, the individuals who at the beginning of such period constitute the Company’s Board of Directors (the “Board”), and any new directors whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof;

               (iii) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (“Exchange Act”))(a “Person”) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the then outstanding shares of Common Stock of the Company;

               (iv) any sale of all or substantially all of the assets of the Company; provided that in the event of a sale of less than all of the assets of the Company the Plan Administrator may determine that a Change of Control has only occurred (for purposes of determining eligibility for benefits under the Plan) with regard to those employees whose services are specifically attributable to the sold assets, or

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               (v) the complete liquidation or dissolution of the Company.

     The Plan Administrator shall have sole discretion with regard to whether a Change of Control has occurred for purposes of this Plan, and if a Change of Control has occurred as a result of sale of less than all of the Company’s assets as described in clause (iv) above, shall have sole discretion with regard to the determination of which employees’ services are specifically attributable to the sold assets and are therefore eligible for benefits under this Plan in connection with such sale of assets.

          (c) “Triggering Event” shall mean

               (i) your employment is terminated by the Company without Cause in connection with a Change of Control or within twelve (12) months following a Change of Control; provided, however, if you are terminated by the Company in connection with a Change of Control but immediately accept employment with the Company’s successor or acquirer, you will not be deemed to be covered by this subsection (i), unless you are subsequently terminated without Cause by the successor or acquirer within the twelve (12) months following the Change of Control;

               (ii) you, in connection with a Change of Control, are not offered Comparable Employment (new or continuing) by the Company or the Company’s successor or acquirer within thirty (30) days after the Change of Control or you reject any employment that you are offered. “Comparable Employment” shall mean employment on terms which provide (a) the same or greater rate of base pay or salary as in effect immediately prior to a Change of Control, (b) the same, equivalent or higher job title and level of responsibility as you had prior to a Change of Control, (c) if as of the Change of Control you are employed at the director level or above, equivalent or higher bonus opportunity as your bonus opportunity for the year preceding the year in which the Change of Control occurs, and (d) a principal work location that is both (i) no more than forty-five (45) miles from your principal work location immediately prior to the Change of Control and (ii) no more than thirty (30) miles farther from your principal weekday residence than was your principal work location immediately prior to the Change of Control; or

               (iii) after accepting (or continuing) employment with the Company after a Change of Control, you resign employment within six (6) months following a Change of Control due to a Material Change in Your Terms of Employment. For purposes of the foregoing, a “Material Change in Your Terms of Employment” shall occur if: (a) your base salary or job title is materially reduced from that in effect immediately prior to a Change of Control or (b) if as of the Change of Control you are employed at the director level or above, you are subject to a substantial reduction in bonus opportunity from your bonus opportunity for the year preceding the year in which the Change of Control occurs, or (c) your principal work location is to be moved to a location that is either (i) more than forty-five (45) miles from your principal work location immediately prior to the Change of Control or (ii) more than thirty (30) miles farther from your principal weekday residence than was your principal work location immediately prior to the Change of Control.

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APPENDIX A

DETAILED CLAIMS AND ARBITRATION PROCEDURES

1. Claims Procedure

     Initial Claims

     All claims shall be presented to the Plan Administrator in writing. Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 90 day period. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

     Claims Decisions

     If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

     Appeals of Denied Claims

     Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Clamant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

     Appeals Decisions

     The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional 60 days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 60 day period. The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied.

     Procedures

     The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim.

     Arbitration of Rejected Appeals

     If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2. Arbitration Procedure

     Request for Arbitration

     A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of an appeal (or within 60 days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

     Applicable Arbitration Rules

     If the Claimant has entered into a valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the Judicial Arbitration and Mediation Service (JAMS), whichever is chosen by the party who did not initiate the arbitration. Except as provided below, the arbitration shall be in accordance with JAMS’s then-current employment dispute resolution rules. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply.

     Arbitrator

     The Arbitrator shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of 11 arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators. Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

     Location

     The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Claimant and the Plan Administrator.

     Authority of Arbitrator

     The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.

     Limitation on Scope of Arbitration

     The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates.

     Administrative Record

     The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.

     Experts, Depositions, and Discovery

     Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.

     Pre-Hearing Procedures

     At least 30 days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

     Transcripts

     Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

     Post-Hearing Procedures

     Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

     Costs and Attorneys’ Fees

     The Claimant and the Company shall equally share the fees and costs of the Arbitrator, except that the Claimant shall not be required to pay any of the Arbitrator’s fees and costs if such a requirement would make mandatory arbitration under these procedures unenforceable. On a showing of material hardship, the Company, in its discretion, may advance all or part of the Claimant’s share of the fees and costs, in which case the Claimant shall reimburse the Company out of the proceeds of the arbitration award, if any, that the Claimant receives. Each party shall pay its own costs and attorneys’ fees, except as required by applicable law.

     Procedure for Collecting Costs From Claimant

     Before the arbitration commences, the Claimant must deposit with the Plan Administrator his or her share of the anticipated fees and costs of the Arbitrator, as reasonably determined by the Plan Administrator. At least 2 weeks before delivering his or her decision, the Arbitrator shall send his or her final bill for fees and costs to the Plan Administrator for payment. The Plan Administrator shall apply the amount deposited by the Claimant to pay the Claimant’s share of the Arbitrator’s fees and costs and return any surplus deposit. If the Claimant’s deposit is insufficient, the Claimant will be billed for any remaining amount due. Failure to pay any amount within 10 days after it is billed shall constitute the Claimant’s irrevocable election to withdraw his or her arbitration request and abandon his or her claim.

     Arbitration Award

     The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within 20 days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have 20 days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.

     Severability

     The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.

APPENDIX B

ADDITIONAL INFORMATION

RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

     1. Examine, without charge, at the Plan administrator’s office and at certain Company offices, all Plan documents including collective bargaining agreements, if any, and copies of all documents filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration, such as annual reports and Plan descriptions.

     2. Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements, if any, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

     3. Receive a summary of the Plan’s annual financial report, if any. The Plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent your from obtaining a welfare benefit or exercising your right under ERISA.

Enforce Your Rights

     If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

     If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U. S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquires, Pension and Welfare Benefits Administration, U. S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

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ADMINISTRATIVE INFORMATION
Name of Plan:	Amended and Restated Geron Corporation Severance Plan

Plan Administrator:	Compensation Committee of the Board of Directors
Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025 USA
Tel: 650-473-7700
Fax: 650-473-7750

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay Employee Welfare Benefit Plan

Employer Identification Number:	75-2287752

Direct Questions Regarding the Plan to:	Compensation Committee of the Board of Directors
Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025 USA
Tel: 650-473-7700
Fax: 650-473-7750

Agent for Service of Legal Process:	Corporate Secretary
Geron Corporation
230 Constitution Drive
Menlo Park, CA 94025 USA
Tel: 650-473-7700
Fax: 650-473-7750
Service of Legal Process may also be made upon the Plan Administrator

Plan Year:	Calendar Year

Plan Number:	SP-1

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